Exhibit 5

Buenos Aires, Argentina

July 26, 2016

Messrs.
PAMPA ENERGIA S.A.

Pampa Energía S.A.

Ortiz de Ocampo 3302, Edificio 4

C1425DSR, Buenos Aires

Argentina

Attn: Mr. Gabriel Cohen

Ref:  Irrevocable Loan Offer N° 02‑2016.

Dear Sirs,

Grupo Mtres S.A., a corporation (sociedad anónima) organized under the laws of Uruguay (the “Lender”); as a result of previous negotiations, hereby irrevocably offers to PAMPA ENERGIA S.A., a corporation (sociedad anónima) organized under the laws of Argentina, with its registered offices at Ortiz de Ocampo 3302, Edificio 4, C1425DSR, Buenos Aires, Argentina (the “Borrower”, and together with Lender, the “Parties”), to enter into a Loan Agreement which, if this Offer is accepted, would be governed by the terms and conditions set forth in Annex I hereto (the “Offer”).

The Offer is also subject to the following terms:

First:  Lender grants Borrower a maximum term of five (5) days to accept the Offer. During this term the Offer shall be irrevocable. The Offer may only be accepted or rejected in its entirety.

Second: The Offer shall be considered accepted if Borrower, within the time period detailed in the preceding paragraph, delivers to us a notice of acceptance in the terms set forth in Annex II hereto (the “Notice of Acceptance”). We will issue an acknowledgment of receipt of your Notice of Acceptance in the form of Annex III hereto.  Upon acceptance of this Offer in accordance with the procedure set forth above, the Loan Agreement shall become in full force and effect in accordance with its terms as if each of the Parties thereto had executed and delivered the same and shall be legally binding and enforceable to each and all of the Parties, and each and all of them shall become parties to the Loan Agreement. The Loan Agreement shall be deemed entered into and become effective as of the date on which the Notice of Acceptance is delivered to Lender.

Third: Once accepted, this Offer together with the Loan Agreement attached as Annex I hereto, shall constitute the entire agreement of the Parties in connection with the subject matter hereof.

This Offer shall be governed by and construed in accordance with the laws of the State of New York.

Grupo Mtres S.A.

/s/ Damián Mindlin
Name: Damián Mindlin
Title: Director

1

ANNEX I to Irrevocable Loan Offer N° 02-2016

TERMS AND CONDITIONS OF LOAN AGREEMENT

[see attached]

2

ANNEX I

LOAN AGREEMENT

LOAN AGREEMENT, dated as of July 26, 2016 (this “Agreement”), between Pampa Energía S.A., as borrower (the “Borrower”) and Grupo Mtres S.A., as lender (the “Lender”). Borrower and Lender are each referred to herein as a “Party” and, together, the “Parties”.

RECITALS

WHEREAS, Borrower has entered into a sale and purchase agreement dated as of May 13, 2016 (the “SPA”) for the acquisition of all of the equity held by Petrobras International Braspetro B.V. in Petrobras Participaciones S.L. (“PPSL”), which in turn holds sixty seven point two percent (67.2%) of the equity of Petrobras Argentina S.A. (“PZE”, and the transactions under the SPA, the “Acquisition”);

WHEREAS, subsequent to the Acquisition, Borrower intends to launch a tender offer to purchase for cash any and all of the remaining outstanding equity of PZE not owned by PPSL (the “Tender Offer”); and

WHEREAS, Lender has agreed to extend to Borrower, a term loan in the aggregate principal amount of up to $25,000,000 (Twenty Five Million Dollars) to fund a portion of the Tender Offer, on the terms and subject to the conditions set forth herein, which loan is subject to prepayment under the circumstances set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants and the agreements herein set forth, the Parties hereby agree as follows:

Section 1.                 Certain Definitions.  As used in this Agreement, the following terms have the meanings stated:

“Acquisition” has the meaning set forth in the Recitals hereto.

“Acquisition Date” means the date on which the closing of the Acquisition occurs pursuant to and in accordance with the SPA.

“ADR” means American Depositary Receipt.

“Affiliate” of a Person means any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble hereto.

“Borrower” has the meaning set forth in the Preamble hereto.

“Borrower Shareholder Approval” means approval at a duly convened meeting by the requisite quorum and majorities of Borrower’s shareholders of the issuance of shares of Borrower for the Merger.

“Borrowing Date” means the date on which Lender makes the Loan to Borrower.

“Bridge Loans” means the bridge loans to be provided to Borrower for purposes of paying the purchase price for the Acquisition pursuant to and in accordance with the commitment letter, dated May 13, 2016, among Citigroup Global Markets Inc., Deutsche Bank AG, London Branch, Banco de Galicia y Buenos Aires S.A., and Industrial and Commercial Bank of China Limited, Dubai (DIFC) Branch.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, Montevideo, Uruguay or Buenos Aires, Argentina, are authorized or required by law to close.

“Commitment” means the commitment of Lender to make or otherwise fund the Loan in accordance with Section 2 in the amount of up to $25,000,000 (Twenty Five Million Dollars).

“Consents” means any approval, consent, authorization or order of, notice to or other registration or filing with, or any other action by, any Governmental Body or other Person.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“Governmental Body” means any governmental body of any type, including, without limitation, any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any administrative, judicial, legislative, executive, regulatory, police or taxing authority of any government, whether supranational, national, federal, state, regional, provincial, local, domestic or foreign.

“Lender” has the meaning set forth in the Preamble hereto.

“Liens” means any liens, pledges, claims, encumbrances, security interests, community property rights, charges, encumbrances, equities, options or other restrictions.

“Loan” has the meaning set forth in Section 2(a).

“Maturity Date” means the later of:  (a) the date that is 12 months after the Acquisition Date and (b) the date on which the Bridge Loans shall have been repaid in full pursuant to the terms thereof; provided, that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Merger” means the merger of PZE with and into Borrower pursuant to which Borrower shall be the surviving company.

“Notices” has the meaning set forth in Section 10(b).

“NYSE” means the New York Stock Exchange.

“Party” and “Parties” have the meaning set forth in the Preamble hereto.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, other legal entities and Governmental Bodies.

“PPSL” has the meaning set forth in the Recitals hereto.

“Prepayment” has the meaning set forth in Section 3(b).

“PZE” has the meaning set forth in the Recitals hereto.

“PZE ADRS” means an aggregate number of freely tradable ADRs of PZE listed for trading on the NYSE.

“Repayment Equity” means, as of any date, at the election of Lender, (x) a number of PZE ADRS equal to (i) the result of (A) all of the aggregate amounts then outstanding under the Loan, divided by (B) the per PZE share purchase price paid by Borrower in the Tender Offer, converted into Dollars using the spot selling rate at which Banco de la Nación Argentina offers to sell Argentine pesos for Dollars at the close of business on the Business Day immediately preceding the date of determination, multiplied by (ii) the number of PZE shares represented by each PZE ADR or (y) a number of shares of PZE equal to (i) all of the aggregate amounts then outstanding under the Loan, divided by (ii) the per PZE share purchase price paid by Borrower in the Tender Offer, converted into Dollars using the spot selling rate at which Banco de la Nación Argentina offers to sell Argentine pesos for Dollars at the close of business on the Business Day immediately preceding the date of determination.

“Representatives” means, with respect to any Person, such Person’s accountants, counsel, financial and other advisers, representatives, consultants, directors, officers, employees, stockholders, partners, members and agents.

“SPA” has the meaning set forth in the Recitals hereto.

“Taxes” means all taxes, levies, imposts, stamp taxes, duties, charges to tax, fees, deductions, withholdings, royalties, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any political subdivision or taxing authority as of the date of this Agreement or at any time in the future together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof, including without limitation production and severance taxes and windfall profit taxes, and “Tax” shall be construed accordingly.

“Tender Offer” has the meaning set forth in the Recitals hereto.

Section 2.                Loan.

(a)               Term Loan.  Subject to the terms and conditions hereof, Lender agrees to make a loan to Borrower in Dollars in an amount up to the Commitment (the “Loan”), by wire transfer in immediately available funds in an amount and to the account of Borrower that are designated in writing to Lender by Borrower in a Funding Notice at least two (2) Business Days prior to the Borrowing Date.

(b)               Borrower’s Obligation to Borrow.  If Lender makes the Loan available on the Borrowing Date, Borrower shall borrow the Loan on such date.

(c)               Borrowing Mechanics for Term Loan.  Borrower may make only one borrowing under the Loan.  Any amount borrowed hereunder and subsequently repaid or prepaid may not be reborrowed.  Subject to Section 3(b), all amounts owed hereunder shall be paid in full no later than the Maturity Date.

(d)               Termination of Commitment.  Lender’s Commitment shall terminate immediately and without further action on the Business Day following the first settlement date of the Tender Offer.

(e)               Lender’s Evidence of Debt.  Lender shall maintain on its internal records an account or accounts evidencing the Loan, including the amount of the Loan made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s obligations in respect of the Loan.

(f)               Interest on Loan

(i)

In the event the Prepayment does not occur prior to the Maturity Date, the Loan shall be deemed to have accrued interest at a rate of 7.50% per annum calculated from the Borrowing Date through the date of repayment thereof on a daily basis from the Borrowing Date, and shall be payable in arrears on the Maturity Date.

(ii)

Interest payable hereunder shall be computed on the basis of a 365 or 366 day year, as the case may be, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan shall be excluded, and the date of payment of such Loan shall be included; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

Section 3.                Repayment.

(a)                Unless otherwise repaid or prepaid pursuant to the terms of Section 3(b), Borrower shall repay to Lender on the Maturity Date for the Loan, the aggregate principal amount of the Loan outstanding on such date, together with any and all accrued interest and fees. Other than as set forth in Section 3(b), Borrower shall not be entitled to make any prepayments of any amounts outstanding under the Loan or to reduce the amount of the Commitment.

(b)               Voluntary Prepayment of the Loan.  At any time from the Borrowing Date through (but excluding) the Maturity Date, Borrower shall be entitled to repay all, but not less than all, of the aggregate amounts then outstanding under the Loan by delivering to Lender the Repayment Equity and Lender shall have the obligation to accept the Repayment Equity as payment in full for all of the aggregate amounts then outstanding under the Loan (the “Prepayment”).

(c)                Payments Generally.

(i)

Except as set forth in Section 3(b), all payments by Borrower of principal, interest and fees shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition.

(ii)	All sums payable by or on behalf of Borrower hereunder shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.
(iii)

If Borrower or other applicable withholding agent is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Borrower hereunder:  (A) Borrower shall notify Lender of any such requirement or any change in any such requirement as soon as it becomes aware of it; (B) Borrower shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, if the liability to pay is imposed on Borrower; (C) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of the deduction, withholding or payment for such Tax that Lender receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment for Taxes been required or made; and (D) as soon as practicable after the due date of payment of any Tax which it is required by clause (B) above to pay, Borrower shall deliver to Lender an official receipt, certified copy thereof, or other evidence satisfactory to Lender evidencing such payment to the relevant taxing or other authority.

(iv)

In the event any jurisdiction imposes any present or future stamp, transfer or documentary taxes or any other excise or property taxes, charges or similar levies, and any penalties, additions to tax or interest due with respect thereto, in connection with the transactions contemplated by this Agreement, Borrower shall promptly pay or, if previously paid by Lender, reimburse Lender for any such taxes, charges, levies, penalties, additions or interest.

Section 4.                Covenants of Borrower.

(a)                Use of Proceeds. Borrower shall use the Loan solely to fund a portion of the Tender Offer.

(b)               Liens on PZE ADRS and PZE Shares.  Borrower agrees that, in the event that Borrower elects to make the Prepayment with Repayment Equity, the PZE ADRS or PZE shares so delivered shall be delivered to Lender free and clear of all Liens.

(c)                Merger. Borrower agrees (i) to use its reasonable best efforts to cause the Merger to be consummated as soon as practicable following the Borrowing Date, and (ii) to inform Lender of the occurrence of the Borrower Shareholder Approval within ten (10)  Business Days thereof.

Section 5.                Conditions to the Loan.

(a)                Conditions Precedent to the Obligations of Lender.  The obligations of Lender under this Agreement intended to be performed on the Borrowing Date are expressly subject to the fulfillment of each of the following conditions, unless waived by Lender in writing, prior to the Loan being made available:

(i)                 Representations and Warranties; Covenants.  As of the date of this Agreement and as of the Borrowing Date, the representations and warranties of Borrower set forth in this Agreement shall be true and correct in all respects on and as of such date, in each case to the same extent as though made on and as of that date.  Borrower shall have performed and complied in all respects with all of its covenants and other obligations contained in this Agreement required to be performed or complied with by Borrower on or before the Loan is made available.

(ii)               No Injunctions.  As of the Borrowing Date, the consummation of the transactions contemplated hereby shall not have been enjoined or prohibited by any applicable law and no proceeding by or before any Governmental Body challenging such transactions shall have been initiated or threatened.

(b)               Conditions Precedent to the Obligations of Borrower.  The obligations of Borrower under this Agreement intended to be performed on the Borrowing Date are expressly subject to the fulfillment of each of the following conditions, unless waived by Borrower in writing, prior to the Loan being made available:

(i)                 Representations and Warranties; Covenants.  As of the date of this Agreement and as of the Borrowing Date, the representations and warranties of Lender set forth in this Agreement shall be true and correct in all respects on and as of such date, in each case to the same extent as though made on and as of that date.  Lender shall have performed and complied in all material respects with all of its covenants and other obligations contained in this Agreement required to be performed or complied with by Lender at or before the Loan is made available.

(ii)               No Injunctions.  As of the Borrowing Date, the consummation of the transactions contemplated hereby shall not have been enjoined or prohibited by any applicable law and no proceeding by or before any Governmental Body challenging such transactions shall have been initiated or threatened.

Section 6.                Representations and Warranties of Borrower.  Borrower represents and warrants to Lender, as of the date hereof and as of the Borrowing Date, as follows:

(a)                Power.  Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Borrower has the necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)               Binding Effect.  This Agreement has been duly authorized, executed and delivered by Borrower and is the legal, valid and binding obligations of Borrower enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(c)                Non-Contravention.  The execution and delivery of this Agreement and the performance by Borrower of its obligations hereunder will not (i) violate or breach any provision of Borrower’s organizational documents, (ii) violate or breach any law, rule, regulation or order by which Borrower or any of its properties may be bound or (iii) breach, or result in a default under, any material contract or material agreement to which Borrower is a party or by which Borrower or any of its properties may be bound.

(d)               Consents.  No authorization, Consent, order or approval of, notice to or registration or filing with, or any other action by, any Governmental Body or other Person or entity is required or advisable in connection with (i) the due execution and delivery by Borrower of this Agreement, or (ii) the performance by Borrower of its obligations under this Agreement.

(e)                Litigation.  There is no action, lawsuit, arbitration, claim or proceeding, pending, or to the knowledge of Borrower, threatened, against Borrower against or involving (i) any of the transactions contemplated by this Agreement or (ii) the Acquisition.

(f)                No Brokers.  Borrower has not engaged or employed any finder, broker, agent or other intermediary in connection with the transactions described herein.  There are no fees, commissions or compensation payable by Lender to any such Person engaged or retained by, through or on behalf of Borrower in connection with the consummation of the transactions described herein.

(g)               Repayment Equity.     As of any date on which Lender acquires any PZE ADRS or PZE shares pursuant to the terms of the Prepayment, such PZE ADRS (and the underlying PZE shares) or PZE shares, as applicable, are or will be duly and validly authorized and issued by PZE (or the ADS depositary, if applicable), and fully paid and nonassessable.

Section 7.                Representations and Warranties of Lender.  Lender represents and warrants to Borrower, as of the date hereof and as of the Borrowing Date, as follows:

(a)                Power.  Lender is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Lender has the necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)               Binding Effect.  Upon execution and delivery thereof, this Agreement shall be duly authorized, executed and delivered by Lender and shall constitute a legal, valid and binding obligation of Lender enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(c)                Non-Contravention.  The execution, delivery and performance of this Agreement, and the performance by Lender of its obligations hereunder will not (i) violate or breach any provision of Lender’s organizational documents, (ii) violate or breach any law, rule, regulation or order by which Lender may be bound or (iii) breach, or result in a default under, any material contract or material agreement to which Lender is a party or by which Lender may be bound.

(d)               Consents.  No authorization, Consent, order or approval of, notice to or registration or filing with, or any other action by, any Governmental Body or other Person or entity is required or advisable in connection with (i) the due execution and delivery by Lender of this Agreement or (ii) the performance by Lender of its obligations under this Agreement.

(e)                Litigation.  There is no action, lawsuit, arbitration, claim or proceeding, pending, or to the knowledge of Lender, threatened, against Lender against or involving (i) any of the transactions contemplated by this Agreement or (ii) the Acquisition.

(f)                No Brokers.  Lender has not engaged or employed any finder, broker, agent or other intermediary in connection with the transactions described herein.  There are no fees, commissions or compensation payable by Borrower to any such Person engaged or retained by, through or on behalf of Lender in connection with the consummation of the transactions described herein.

Section 8.                Events of Default. If any one or more of the following conditions or events shall occur:

(a)                Failure to Pay Principal.  A default shall be made in the payment of any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(b)               Failure to Pay Interest. A default shall be made in the payment of any interest on the Loan or in the payment of any other amount (other than an amount referred to in Section 8(a)) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(c)                Representations and Warranties.  Any representation or warranty made by Borrower hereunder shall prove to have been false in any material respect when so made;

(d)               Covenants.  Any default shall be made in the due observance or performance by Borrower of any covenant or agreement contained herein (other than any default specified in paragraphs (a) or (b) above), and such default shall continue unremedied for a period of 30 days following notice of such default delivered by Lender to Borrower;

(e)                Cross-Acceleration.  (i) Borrower fails to pay when due any principal of or interest on any other indebtedness, in each case giving effect to any grace or cure period, or (ii) any event or condition shall occur that (A) results in any such indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of such indebtedness or any trustee or agent on its or their behalf to cause such indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(f)                Involuntary Bankruptcy.  An involuntary case or proceeding shall be commenced or an involuntary petition shall be filed (including the filing of a notice of intention in respect thereof) relating to (i) the bankruptcy (quiebra), liquidation, reorganization, winding up, dissolution or suspension of general operations or other relief in respect of Borrower or PZE, or of a substantial part of the property or assets of Borrower or PZE under any liquidation, bankruptcy, insolvency, restructuring or similar debtor relief laws, (ii) the appointment of a liquidator, supervisor (veedor) receiver, administrator, administrative receiver, compulsory manager, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for Borrower or PZE, or for a substantial part of the property or assets of Borrower or PZE; or (iii) the winding-up or liquidation of Borrower or PZE; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)               Voluntary Bankruptcy.  Borrower or PZE shall (i) voluntarily commence any proceeding or file any petition or application or its shareholders shall pass a resolution seeking bankruptcy (quiebra), concurso preventivo, liquidation, winding up, reorganization or other relief under any liquidation, bankruptcy, insolvency, restructuring or similar debtor relief laws, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 8(e), (iii) apply for or consent to the appointment of a liquidator, supervisor (veedor), receiver, administrative` receiver, administrator, compulsory manager, interim receiver, receiver and manager, receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or PZE or for a substantial part of the property or assets of Borrower or PZE, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) enter into negotiations to execute, or files an acuerdo preventivo extrajudicial or any out-of-court reorganization agreement, (vi) make a general assignment for the benefit of creditors or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(h)               Failure to Deliver the Repayment Equity.  Borrower shall fail to deliver the Repayment Equity when required to be delivered in accordance with Section 3(b), then, (i) in every such event (other than an event described in Section 8(e) or 8(f)), and at any time thereafter during the continuance of such event, Lender may, by notice to Borrower, take any or all of the following actions, at the same or different times:  (A) declare the Loan then outstanding to be immediately due and payable in whole or in part, whereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Borrower accrued hereunder, shall become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding; (B) declare the Commitment of Lender terminated, whereupon such Commitment shall be terminated; and (C) exercise all rights and remedies granted to it hereunder and all of its rights under any other applicable law or in equity, and (ii) in any event described in Section 8(e) or 8(f), the principal amount of the Loan then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding.

Section 9.                Subordination.

(a)        Except for payments by the Borrower to the Lender in the form of Repayment Equity as contemplated in Section 3(b), Lender agrees that, so long as any amounts are outstanding in respect of the Bridge Loans, (i) the payment by the Borrower of the principal of, interest on, and all other amounts in respect of, the Loan, and all rights of the Lender against the Borrower, are expressly made subordinate and subject in right of payment to the prior indefeasible and unconditional payment in full of all the obligations under the Bridge Loans, and (ii) it will not ask, demand, sue for, take or receive from the Borrower, by set-off or in any other manner, or retain payment (in whole or in part) of the Loan from the Borrower, unless and until all of the obligations under the Bridge Loans have been indefeasibly paid in full and the commitments thereunder have expired or been terminated.

(b)        Notwithstanding anything herein to the contrary, and irrespective of whether any event of default under Section 8 shall have occurred or be continuing, Lender shall not, until all of the obligations under the Bridge Loan have been indefeasibly paid in full and the commitments thereunder terminated:

(i)         take, pursue or commence, undertake or institute any judicial or other steps, action or proceedings against the Borrower (whether by itself or joined with any other creditor), with a view to commencing any insolvency or other proceedings for the winding up or liquidation of the Borrower (including the appointing, or procuring the appointment of, an administrator or administrative receiver, liquidator, receiver, trustee in bankruptcy or other such enforcement officer in respect of the Borrower or any of its assets); or

(ii)        foreclose on, take, claim, demand, seek or exercise remedies against any collateral security for the Loan, commence any judicial action or proceeding to collect payment of principal of, interest on, and other amounts in respect of the Loan, or take any steps to enforce any judgment or order obtained by it in respect of any other obligations or liabilities of the Borrower.

Section 10.            Miscellaneous.

(a)                Fees and Expenses.  Each Party will be responsible for its own costs and expenses in connection with the negotiation and execution of this Agreement.

(b)               Notices.  All notices, requests, demands and other communications to any Party (collectively, “Notices”) will be (i) in writing and delivered personally, by overnight courier or by registered mail to the Parties at the addresses set forth below or (ii) sent by electronic mail to the email addresses or by fax to the fax number set forth below (or at such other address, email address or fax number as will be specified by a Party by like Notice given at least five calendar days prior thereto).  All Notices will be deemed delivered when actually received.

If to Lender:

Grupo Mtres S.A.

Costa Rica 1538

Montevideo, Uruguay

CP 11500

Attn: [              ]

Telephone: [              ]

Email:  [               ]

If to Borrower:

Pampa Energía S.A.

Ortiz de Ocampo, 3302, Edificio 4

C1425DSR

Ciudad de Buenos Aires

Argentina

Attn: Gabriel Cohen

With a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

U.S.A.

Attn:  Juan G. Giráldez

Telephone:  212-225-2000

Facsimile:  212-225-3999

(c)                Entire Agreement; Counterparts; Amendments.  This Agreement constitutes the entire agreement of the Parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Transmission by facsimile, emailed PDF attachment or other form of electronic transmission of an executed counterpart of this Agreement will be deemed to constitute due and sufficient delivery of such counterpart.  This Agreement may not be amended or modified except in writing by both of the Parties hereto and no condition herein (express or implied) may be waived except in writing by the Party whom the condition was meant to benefit.

(d)               Survival; Successors and Assigns.  All representations, warranties, covenants and other provisions made by the Parties will survive the execution, delivery, and performance of this Agreement.  This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and no other Person will have any right or obligation hereunder.

(e)                Severability.  The invalidity or unenforceability of any term or provision of this Agreement will not affect the validity or enforceability of any other term or provision hereof.  If any term or provision of this Agreement is for any reason determined to be invalid or unenforceable, there will be deemed to be made such changes (and only such changes) as are necessary to make it valid and enforceable.

(f)                Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of New York (without reference to any conflicts of law provision) applicable to agreements made in and to be performed entirely within such state.

(g)               Submission to Jurisdiction.  Each of the Parties irrevocably and unconditionally submits to and accepts the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or (if such court is not available) the courts of the State of New York located in the County of New York for any action, suit, or proceeding arising out of or based upon this Agreement or any matter relating to this Agreement, and waives any objection that it may have to the laying of venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over it.

(h)               WAIVER OF JURY TRIAL.  EACH PARTY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(i)                 Further Assurances.  Each Party agrees to (i) execute and deliver, or to cause to be executed and delivered, all such agreements, documents and instruments and (ii) take or cause to be taken all such actions as the other Party may reasonably request to effectuate the intent and purposes, and to carry out the terms, of this Agreement.

(j)                 Assignment.  Each Party agrees not to assign any of its rights, remedies or obligations described in this Agreement without the prior written consent of the other Party hereto, which consent may be withheld in such other Party’s sole discretion.

(k)               Confidential Information.  Except as permitted below, each Party shall treat as strictly confidential and shall not disclose any information received or obtained by it or its Representatives as a result of entering into or performing this Agreement which relates to (i) the entering into of and provisions of this Agreement or any other document or agreement entered into pursuant to this Agreement, (ii) the negotiations leading up to or relating to this Agreement and any such other agreements, or (iii) the other Party and/or its Affiliates (including relating to their business, financial or other affairs). Notwithstanding the above, nothing in this Agreement shall prohibit disclosure or use of any information if and to the extent: (i) required by law or by a regulatory or governmental authority of any jurisdiction; (ii) required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a tax authority in connection with the tax affairs of the disclosing party; (iii) required by any applicable securities exchange, or supervisory or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law, (iv) made to the relevant party’s Representatives (or Affiliates or Representatives of its Affiliates), in each case; providedthat the relevant party procures the agreement of the recipients of this information to adhere to the confidentiality provisions of this Agreement, (v) the information is or becomes publicly available (other than by breach of this Agreement), (vi) required for purposes of consummating the transactions contemplated by the SPA; providedthat the relevant party procures the agreement of the recipients of this information to adhere to the confidentiality provisions of this Agreement, (vii) in the case of Lender, as necessary to solicit investments in Lender; providedthat Lender procures the agreement of the recipients of this information to adhere to the confidentiality provisions of this Agreement, (viii) required for purposes of consummating the Tender Offer, or (ix) the other Party has given prior written approval to the disclosure or use, provided that prior to disclosure or use of any information pursuant to clauses (i), (iii) or (viii) of this Section 10(k), the disclosing Party shall to the extent permissible promptly notify the other Party of such requirement with a view to providing that other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use, and further provided that, in the event that either Party or any Affiliate, has an obligation to make an announcement or issue a circular which shall include the other party’s confidential information, each of Borrower and Lender shall consult with the other insofar as is reasonably practicable prior to making such announcement or issuing any such circular.

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ANNEX II to Irrevocable Loan Offer N° 02-2016

Form of Notice of Acceptance

Buenos Aires, Argentina

[July] [  ], 2016

To:

Grupo Mtres S.A.

Costa Rica 1538

Montevideo, Uruguay

CP 11500

Attn: [                  ]

Ref:  Irrevocable Loan Offer N° 02‑2016.

Dear Sirs,

We hereby accept your Irrevocable Loan Offer N° 02-2016 dated [July] [  ], 2016 in all its terms.

Sincerely,

PAMPA ENERGIA S.A. /s/ Diego Salaverri Name: Diego Salaverri Title: Attorney-in-Fact

ANNEX III to Irrevocable Loan Offer N° 02 2016

Form of Receipt of Notice of Acceptance

Buenos Aires, Argentina

[July] [  ], 2016

To:

PAMPA ENERGIA S.A.

Pampa Energía S.A.

Ortiz de Ocampo 3302, Edificio 4

C1425DSR, Buenos Aires

Argentina

Attn: Mr. Gabriel Cohen

Ref:  Irrevocable Loan Offer N° 02‑2016.

Dear Sirs,

We hereby confirm receipt of your Notice of Acceptance to our Irrevocable Loan Offer N° 02-2016 dated [July] [  ], 2016.

Sincerely,

Grupo Mtres SA

/s/ Damián Mindlin
Name: Damián Mindlin
Title: Director